July 24, 2013

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three and six months ended June 30th is shown below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	2011	2013	2012	2011
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$898.1	$872.6	$850.5	$1,754.9	$1,699.5	$1,609.4
Revenue xFSR[1]	$725.4	$696.6	$672.2	$1,411.9	$1,360.7	$1,293.2

Operating Ratio	89.7%	90.1%	91.5%	91.2%	91.5%	92.6%
Adjusted Operating Ratio[2]	86.7%	87.0%	88.6%	88.5%	88.7%	90.1%

EBITDA	$150.3	$141.3	$129.4	$268.4	$233.6	$231.7
Adjusted EBITDA[2]	$151.2	$144.0	$131.7	$274.8	$259.6	$236.5

Diluted EPS	$0.30	$0.24	$0.14	$0.47	$0.29	$0.16
Adjusted EPS[2]	$0.32	$0.27	$0.18	$0.52	$0.41	$0.24

[1]Revenue xFSR is Operating Revenue excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Quarterly Highlights (discussed in more detail below, including GAAP to non-GAAP reconciliations):

•	Second quarter 2013 Adjusted EPS increased 18.5% to $0.32 versus $0.27 in the second quarter of 2012; Year to date June 30, 2013 Adjusted EPS increased to $0.52 versus $0.41 in 2012

•	Truckload utilization improvements continue with weekly Revenue xFSR per tractor improving 3.2% year over year

•	Dedicated Adjusted Operating Ratio improved 370 basis points year over year resulting from business mix changes and operational improvements

•	Intermodal Adjusted Operating Ratio improved 90 basis points year over year and Container on Flat Car volumes increased 12.6%

•	Reduction in Net Debt of $19.6 million in the second quarter of 2013 helping to reduce the leverage ratio to 2.58 as of June 30, 2013 compared to 2.91 at the end of the second quarter in 2012

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Second Quarter Overview

For the quarter ended June 30, 2013, we generated second quarter Operating Revenue of $898.1 million compared to $872.6 million in the same quarter of 2012. Our Revenue xFSR grew 4.1% to $725.4 million. Diluted earnings per share, in accordance with GAAP, increased to $0.30 in the second quarter of 2013 from $0.24 in the second quarter of 2012. Adjusted diluted earnings per share, or Adjusted EPS, increased 18.5% to $0.32 compared to $0.27 in the same quarter of 2012. A reconciliation of GAAP results to non-GAAP results, as adjusted to exclude certain non-cash or special items per our definition of Adjusted EPS, is provided in the schedules following this letter.

We are pleased with our team’s continued ability to deliver positive results in a relatively lackluster freight environment. This quarter, freight demand was generally soft in April and May before improving in June, with the strength coming primarily in the Southern and Southeastern portions of the United States. In spite of the soft freight market, our entire organization has remained focused on fulfilling our commitment to you, our shareholders, of further improving our Return on Net Assets. This was demonstrated in each of our key operating segments this quarter. In the second quarter of 2013, our loaded miles per truck per week in our Truckload segment increased by 1.5% when compared to the second quarter of 2012. This utilization improvement was realized while growing the average fleet more than 230 tractors sequentially and more than 70 tractors year over year. This marks the 6th consecutive quarter, and the 14th of the last 15 quarters, where our team has been able to improve the year over year loaded utilization in our Truckload segment. We also increased our weekly Revenue xFSR per tractor in our Truckload segment by 3.2%, marking the 15th consecutive quarter of year over year improvement in this statistic. In our Dedicated segment, we were able to generate a 370 basis point year over year improvement in the Adjusted Operating Ratio by continuing to capture new business, while at the same time focusing our efforts on improving or removing, as necessary, less profitable accounts. In our Intermodal segment, we remain focused on growth, realizing a 4.7% year over year increase in Revenue xFSR driven by a 12.6% increase in our Container on Flat Car (COFC) volumes, partially offset by a reduction in Trailer on Flat Car (TOFC) loads. The Intermodal segment also achieved a 90 basis point improvement in our Adjusted Operating Ratio over the same period. We are encouraged by several key wins in all three of our reportable segments, and notwithstanding the less than optimal freight market, we are cautiously optimistic about our revenue growth prospects in the second half of 2013. Finally, we maintained our focus on reducing our debt, demonstrated by our continued improvement in our leverage ratio. As of June 30, 2013, our leverage ratio was down to 2.58:1.00, driven by a reduction in Net Debt of $19.6 million during the quarter, bringing our 2013 year to date Net Debt reduction to $75.9 million.

Second Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico, and Canada. This service uses both company and owner-operator tractors with dry van, flatbed, and other specialized trailing equipment.

Revenue xFSR for the second quarter of 2013 increased 3.9% to $468.6 million compared with $451.1 million for the same quarter in 2012. This increase in Revenue xFSR was driven by a 1.6% increase in Revenue xFSR per loaded mile and a 2.2% increase in loaded miles. We achieved an increase in volume primarily through improved utilization as our loaded miles per truck per week increased 1.5% year over year as we continue to focus on generating more revenue with our assets.

The Adjusted Operating Ratio in our Truckload segment increased 130 basis points over the second quarter of 2012, but decreased 180 basis points when compared to the second quarter of 2011. The year over year increase was driven primarily by an increase in our deadhead percentage, higher driver and owner-operator pay due to the pay changes

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implemented in the third quarter of 2012, and higher equipment costs. Higher deadhead was a result of our repositioning of equipment to service overbooked markets.

	Three Months Ended June 30,
	2013	2012	2011
Operating Revenue (1)	$588.7	$575.2	$612.0
Revenue xFSR(1)(2)	$468.6	$451.1	$475.9

Operating Ratio	89.0%	88.2%	90.6%
Adjusted Operating Ratio(3)	86.2%	84.9%	88.0%

Weekly Revenue xFSR per Tractor	$3,270	$3,169	$3,023
Average Operational Truck Count	11,021	10,950	12,110
Deadhead Percentage	11.4%	10.9%	10.8%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

During the second quarter, we grew our Average Operational Truck Count by 236 trucks sequentially and 71 year over year while continuing to improve our loaded utilization. The sequential growth occurred primarily in the Southeastern United States and Mexico where freight demand was the strongest. As discussed in our first quarter letter to stockholders, we expect year over year average fleet growth of approximately 200 to 300 trucks in our Truckload segment for the full year, but may adjust those figures based on freight volumes and overall economic conditions.

Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended June 30,
	2013	2012	2011
Operating Revenue (1)	$182.7	$181.9	$154.2
Revenue xFSR(1)(2)	$148.7	$147.5	$124.5

Operating Ratio	86.7%	89.8%	89.0%
Adjusted Operating Ratio(3)	83.7%	87.4%	86.4%

Weekly Revenue xFSR per Tractor	$3,396	$3,355	$3,376
Average Operational Truck Count	3,367	3,381	2,838

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our Adjusted Operating Ratio in our Dedicated segment improved 370 basis points to 83.7% in the second quarter of 2013 compared to 87.4% in the second quarter of the prior year. This improvement was primarily due to the termination

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of a few underperforming contracts during the second half of 2012. Revenue xFSR for our Dedicated segment increased approximately 1% to $148.7 million for the quarter, driven primarily by the addition of new customer accounts, partially offset by the termination of the underperforming contracts.

For the six months ended June 30, 2013, the average operational truck count in our Dedicated segment increased 54 trucks when compared to the same period in 2012. For the full year, we expect to grow our average operational truck count 100 – 200 which is consistent with the guidance given last quarter. Similar to our growth objectives in Truckload, we will monitor the growth based on freight demand and our ability to grow profitably.

Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

	Three Months Ended June 30,
	2013	2012	2011
Operating Revenue (1)	$84.4	$81.1	$54.3
Revenue xFSR(1)(2)	$66.9	$63.8	$42.0

Operating Ratio	99.1%	99.8%	101.5%
Adjusted Operating Ratio(3)	98.9%	99.8%	101.9%

Load Counts	36,912	35,694	24,303
Average Container Counts	8,717	6,489	5,393

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

During the second quarter of 2013, Revenue xFSR in our Intermodal segment grew 4.7% over the second quarter of 2012. This increase in Revenue xFSR was driven by a 1.3% increase in the Revenue xFSR per load and a 12.6% increase in Container on Flat Car (COFC) loads partially offset by a 47.6% reduction in Trailer on Flat Car (TOFC) loads.

Our average container count grew by 34.3% to 8,717 in the second quarter of 2013 when compared to the same period in 2012, but remained unchanged from our container count at December 31, 2012. As stated in prior communications, we expect to achieve 2013 intermodal revenue growth by increasing the utilization of our recently expanded container fleet and do not expect to purchase additional containers in 2013.

For the second quarter, the Intermodal Adjusted Operating Ratio improved 90 basis points to 98.9% in 2013 from 99.8% in 2012 due primarily to increased revenue per load, as well as improved dray efficiencies which resulted in a lower drayage cost per load. These improvements were partially offset by increased equipment costs resulting from the larger container fleet and related chassis expenses as compared to the second quarter of 2012.

Other Revenue

Other Revenue includes revenue generated by our logistics and brokerage services as well as revenue generated by our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment

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leasing, and insurance. In the second quarter of 2013, combined revenue from these services increased 12.1% compared to the same quarter in 2012, driven primarily by an increase in brokerage revenue and services provided to owner-operators.

Second Quarter Consolidated Operating Expenses

The table below highlights some of our cost categories for the second quarter of 2013, compared to the second quarter of 2012 and the first quarter of 2013, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

		YOY				QOQ
Q2'13	Q2'12	Variance[1]	($ in millions)	Q2'13	Q1'13	Variance[1]
$898.1	$872.6	2.9%	Total Revenue	$898.1	$856.8	4.8%
$(172.7)	$(176.0)	-1.9%	Less: Fuel Surcharge Revenue	$(172.7)	$(170.3)	1.4%
$725.4	$696.6	4.1%	Revenue xFSR	$725.4	$686.5	5.7%

$202.8	$198.6	-2.1%	Salaries, Wages & Benefits	$202.8	$206.6	1.9%
28.0%	28.5%	50 bps	% of Revenue xFSR	28.0%	30.1%	210 bps

$68.1	$63.4	-7.5%	Operating Supplies & Expenses	$68.1	$60.7	-12.3%
9.4%	9.1%	-30bps	% of Revenue xFSR	9.4%	8.8%	-60 bps

$29.2	$26.3	-11.1%	Insurance & Claims	$29.2	$27.8	-5.2%
4.0%	3.8%	-20 bps	% of Revenue xFSR	4.0%	4.0%	0 bps

$5.4	$6.0	9.1%	Communications & Utilities	$5.4	$6.1	10.8%
0.7%	0.9%	20 bps	% of Revenue xFSR	0.7%	0.9%	20 bps

$15.9	$15.4	-2.6%	Operating Taxes & Licenses	$15.9	$15.5	-2.0%
2.2%	2.2%	0 bps	% of Revenue xFSR	2.2%	2.3%	10 bps

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

Salaries wages and benefits increased $4.2 million to $202.8 million during the second quarter of 2013 compared to $198.6 million for the second quarter of 2012. This year over year increase resulted from the driver incentive pay implemented in the third quarter of 2012, an increase in miles driven by company drivers, and a slight increase in non-driving employee wages, partially offset by a reduction in group health insurance and workers compensation expense.

Sequentially, salaries, wages and benefits decreased by $3.8 million to $202.8 million during the second quarter of 2013 compared to $206.6 million in the first quarter of 2013. This decrease is a result of a decrease in workers compensation expense due to higher than normal expense in the first quarter resulting from increases in reserves associated with unfavorable developments on our prior year loss layers, and a reduction in our group health insurance in the second quarter. The decrease in expense is partially offset by an increase in driver wages resulting from a seasonal increase in miles driven by company drivers.

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Operating supplies and expenses increased $4.7 million to $68.1 million during the second quarter of 2013 compared to the second quarter of 2012 primarily due to increases in tolls, hiring expenses and uncollectible revenue which resulted from the bankruptcies of two customers.

Insurance and claims expense increased to $29.2 million for the second quarter of 2013 compared to $26.3 million in the second quarter of 2012. As a percent of Revenue xFSR, insurance and claims expense increased to 4.0% in the second quarter of 2013 from 3.8% in the prior year. During the second quarter of 2013, we saw an increase in reserves associated with unfavorable development on our prior year loss layers. In addition, we typically see higher insurance costs as a percent of Revenues xFSR in the first half of the year with a reduction in the second half as the actuarial models are refined for our current year experience. As a result of the unfavorable development in our prior year loss layers, we now expect the full year 2013, insurance and claims expense to be in the range of 3.7% to 4.0% of Revenue xFSR, which is slightly higher than the 3.6% - 3.8% range given previously.

Fuel Expense

Fuel expense for the second quarter of 2013, noted in the chart below, was $144.4 million, representing a slight decrease from the second quarter of 2012. We collect fuel surcharge revenue from our customers to help mitigate increases in fuel prices. The surcharges are primarily based on the Department of Energy (D.O.E.) Diesel Fuel Index, which is set on Monday each week based on retail prices at various truck stops around the country. We utilize a portion of our fuel surcharge revenue to reimburse owner-operators and other third parties, such as the railroads, who also must pay for fuel. To evaluate the effectiveness of our fuel surcharges, we deduct the portion of the revenue we pay to third parties, and then subtract the remaining company-related fuel surcharge revenue from our fuel expense. This calculation of Net Fuel Expense is shown below.

Q2'13	Q2'12	($ in millions, except D.O.E. Diesel Fuel Index)	Q2'13	Q1'13
$144.4	$145.8	Fuel Expense	$144.4	$151.9
16.1%	16.7%	% of Total Revenue	16.1%	17.7%

$172.7	$176.0	Fuel Surcharge Revenue (FSR)	$172.7	$170.3
$(72.2)	$(72.7)	Less: FSR Reimbursed to Third Parties	$(72.2)	$(71.5)
$100.5	$103.3	Company FSR	$100.5	$98.8

$144.4	$145.8	Fuel Expense	$144.4	$151.9
$(100.5)	$(103.3)	Less: Company FSR	$(100.5)	$(98.8)
$43.9	$42.5	Net Fuel Expense	$43.9	$53.1
6.0%	6.1%	% of Revenue xFSR	6.0%	7.7%

$3.873	$3.963	Average D.O.E. Diesel Fuel Index	3.873	4.026
-2.3%	-1.3%	Year over Year % Change	-2.3%	1.7%

For the second quarter of 2013 Net Fuel Expense was $43.9 million compared with $42.5 million in 2012. As discussed previously, we bill fuel surcharges based on a historical D.O.E. Diesel Fuel Index per our customer contracts, which is generally the prior week’s Index, but we pay for fuel based on current day prices. Therefore, in periods of rising fuel prices, we are negatively impacted due to the structural lag in billing fuel surcharges. The opposite is true during periods of declining fuel prices. Fuel prices dropped substantially during the second quarter of 2012 when the Average D.O.E. Diesel Fuel Index decreased 11.1%, from $4.14 to $3.68. This decrease in fuel price and the associated fuel surcharge lag increased our Adjusted EPS approximately $0.03 - $0.035 in 2012. During the second quarter of 2013,

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fuel prices also dropped, but not as substantially as the previous year. The average D.O.E Diesel Fuel Index decreased 4.0% from $3.98 to $3.82 resulting in a much smaller impact on our Adjusted EPS. The remainder of the improvement realized in the second quarter of 2013 was a result of improved fuel efficiency. This fuel efficiency gain, combined with the declining fuel prices enabled us to maintain our Net Fuel Expense as a percent of Revenue xFSR relatively flat on a year over year basis.

Sequentially, Net Fuel Expense decreased $9.2 million for the second quarter of 2013 compared with the first quarter. This decrease is again a result of fuel efficiency improvements, combined with a benefit from the structural lag in billing fuel surcharges. During the first quarter of 2013, the average D.O.E. Diesel Fuel Index increased 2.1% compared to the 4.0% decrease in the second quarter of 2013 discussed above.

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q2'13	Q2'12	($ in millions)	Q2'13	Q1'13
$257.5	$252.7	Purchased Transportation	$257.5	$244.8
28.7%	29.0%	% of Total Revenue	28.7%	28.6%

$(72.2)	$(72.7)	Less: FSR Reimbursed to Third Parties	$(72.2)	$(71.5)

$185.3	$180.0	Net Purchased Transportation	$185.3	$173.3
25.5%	25.8%	% of Revenue xFSR	25.5%	25.2%

As noted in the table above, during the second quarter of 2013, excluding fuel reimbursements, Net Purchased Transportation increased $5.3 million year over year due primarily to increased intermodal and brokerage volumes. Sequentially, Net Purchased Transportation increased $12.0 million due to higher seasonal freight volumes in the second quarter compared with the first quarter. As a percent of Revenue xFSR, Net Purchased Transportation was relatively consistent year over year and sequentially.

Rental Expense and Depreciation & Amortization of Property and Equipment

Q2'13	Q2'12	($ in millions)	Q2'13	Q1'13
$30.5	$26.6	Rental Expense	$30.5	$29.3
4.2%	3.8%	% of Revenue xFSR	4.2%	4.3%

$52.5	$50.4	Depreciation & Amortization of Property and Equipment	$52.5	$50.3
7.2%	7.2%	% of Revenue xFSR	7.2%	7.3%

$83.1	$77.0	Combined Rental Expense and Depreciation	$83.1	$79.6
11.5%	11.0%	% of Revenue xFSR	11.5%	11.6%

Due to fluctuations in the amount of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes as shown in the table above.

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Combined rental and depreciation expense in the second quarter of 2013 increased $6.1 million to $83.1 million from the second quarter of 2012. This increase is due to the rising costs of new equipment, growth in the number of trailers and intermodal containers and a higher percentage of leased assets, which drives rent expense higher due to the inclusion of financing costs. Sequentially, the combined rental and depreciation expense in the second quarter of 2013 increased $3.5 million primarily due to the previously discussed increase in the number of tractors in the second quarter when compared with the first quarter.

Gain on Disposal of Property and Equipment

Gain on disposal of property and equipment increased to $4.7 million in the second quarter of 2013 compared to $3.5 million in the second quarter of 2012 primarily due to an increase in the amount of trailer equipment disposed of during the quarter.

Income Taxes

The income tax provision in accordance with GAAP for the second quarter of 2013 was $26.9 million, resulting in an effective tax rate of 38.5%, which is in line with the guidance provided in our first quarter letter to stockholders.

Interest Expense

Interest expense, comprised of debt interest expense, the amortization of deferred financing costs and original issue discount, and excluding derivative interest expense on our interest rate swaps, decreased by $5.8 million in the second quarter of 2013 to $23.8 million, compared with $29.6 million for the second quarter of 2012. The decrease was largely due to lower interest rates from refinancing our senior credit facility in March of 2013 as well as the continued reduction of our debt balances, which has been an area of focus since our initial public offering in December 2010.

Debt Balances

	March 31, 2013	Q2 2013	June 30, 2013
($ in millions)	Actuals	Changes	Actuals
Unrestricted Cash	$38.7	4.8	$43.5

A/R Securitization	$204.0	(39.0)	$165.0
Revolver ($400mm)	$—	—	$—
Term Loan B-1(a)	$250.0	(12.0)	$238.0
Term Loan B-2(a)	$410.0	—	$410.0
Senior Secured 2nd Lien Notes (a)	$500.0	—	$500.0
Capital Leases & Other Debt	$149.1	36.2	$185.3
Total Debt	$1,513.1	(14.8)	$1,498.3

Net Debt	$1,474.4	(19.6)	$1,454.8

(a) Amounts presented represent face value

During the second quarter of 2013, we made voluntary payments of $12.0 million on our Term Loan B-1 and $39.0 million on our A/R securitization, as noted in the chart above. These reductions in our debt balances, combined with an increase in unrestricted cash, were partially offset by a planned net increase in our capital lease and other debt

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balance of $36.2 million, resulting in a $19.6 million reduction of Net Debt in the second quarter of 2013. Year to date, we have reduced our Net Debt by $75.9 million. In the ten quarters since our IPO, our total reduction in Net Debt has been $463.9 million. As a result of our various voluntary prepayments, our next required principal payment on our Term Loan B-1 is December 31, 2014, and we have no additional required principal payments on our Term Loan B-2 until its maturity in December of 2017.

As we have stated previously, our goal is to continue to reduce our leverage ratio through EBITDA growth and debt repayments. The debt repayments, combined with the improvement in earnings in the second quarter, enabled us to reduce our leverage ratio to 2.58:1.00 as of June 30, 2013 as noted in the chart below.
Cash Flow and Capital Expenditures

($ millions)	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Net Cash Capital Expenditures	67.6	63.5	115.2	73.9
Addback: Proceeds from Sales	25.2	23.4	35.2	57.3
Gross Cash Capital Expenditures	$92.8	$86.9	$150.5	$131.2

Capital Leases	45.2	2.4	59.0	19.5
Operating Leases	55.2	112.0	73.1	170.1
Capital & Operating Lease Total	$100.4	$114.4	$132.1	$189.6

Gross Investment in Equipment & Facilities	$193.2	$201.3	$282.6	$320.8

Original Value of Expired Leases
($ millions)	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Capital Leases	—	19.4	10.7	19.6
Operating Leases	8.3	19.8	16.2	30.3
Total	$8.3	$39.2	$26.9	$50.0

We continue to generate positive cash flows from operations. Through the first six months of 2013, we generated $220.3 million of cash from operations compared with $165.9 million during the same period of 2012. For the six months ended June 30, 2013, our Net Cash Capital Expenditures were $115.2 million. Cash used in financing activities through June 30, 2013 was $143.4 million, primarily driven by the voluntary repayments of our debt.

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For the full year of 2013, we are still expecting our net cash capital expenditures to be approximately $225 to $250 million which includes growth in the combined Dedicated and Truckload tractor fleet of 300 to 500 units.

Liquidity Summary

Our liquidity position, at June 30, 2013, remains strong with total available liquidity of $476.8 million available, including $43.5 million of unrestricted cash and $69.6 million of restricted cash and investments in our captive insurance companies that are reserved for the future payment of outstanding claims. Our $400.0 million revolving credit facility remains undrawn, although we had $138.1 million of letters of credit outstanding primarily for insurance collateral purposes, leaving $261.9 million available. During the second quarter of 2013 we amended our accounts receivable securitization facility to reduce the applicable rates and increase the capacity from $275 million to $325 million. We had $101.7 million available under this facility as of June 30, 2013.

Summary

During the second quarter of 2013, the freight environment continued to be less than ideal. However, despite these challenges we continue to make positive improvements in the areas we have outlined. Our Adjusted Operating Ratio improved year over year, which shows our commitment to cost control, our Revenue xFSR per tractor improved in our Truckload segment as a result of our commitment to a higher Return on Net Assets. The Adjusted Operating Ratio in our Dedicated segment improved 370 basis points as we continued to exercise discipline by adding profitable accounts and choosing to exit underperforming accounts. We experienced double digit growth in our COFC business, while also improving our Intermodal Adjusted Operating Ratio 90 basis points. The combination of these, and other improvements, drove our year over year Adjusted EPS growth for the second quarter to 18.5%, which we believe puts us on track to deliver on our stated goal of 10% - 15% growth for the full year 2013. We have a great team and are once again proud of the results they have delivered.

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Conference Call Q&A Session

Swift Transportation management will host a Q&A session at 11:00 a.m. Eastern Daylight Time on Thursday, July 25th to answer questions about the Company’s second quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Daylight Time on Wednesday, July 24th.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 11147554

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at ir.swifttrans.com.

IR Contact:
Jason Bates
Vice President of Finance &
Investor Relations Officer
623.907.7335

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates", "plans,” "projects," "expects," “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends and expectations relating to our operations, growth in current customer base, addition of new customer accounts, freight volumes, leverage, utilization, revenue, expenses, profitability and related metrics; expected reduction in Net Debt in 2013; projected EPS growth; the timing and level of fleet size and equipment and container count; growth in Truckload and Dedicated tractor count; expected insurance claims expense as a percentage of Revenue xFSR; our expected effective tax rate; estimated capital expenditures for 2013; our expectations of intermodal growth; our intentions to use excess cash flows to repay debt; and the expected earnings per share growth in 2013. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2012. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: any future recessionary economic cycles and downturns in customers' business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; a significant reduction in, or termination of, our trucking services by a key customer; the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; our Compliance Safety Accountability safety rating; increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes; our dependence on

11

third parties for intermodal and brokerage business; our ability to sustain cost savings realized as part of recent cost reduction initiatives; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; the potential impact of the significant number of shares of our common stock that is outstanding; our intention to not pay dividends; demand ; our significant ongoing capital requirements; our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business; the significant amount of our stock and related control over the Company by Jerry Moyes; and restrictions contained in our debt agreements. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

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CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	Three Months Ended June 30,		Six Months Ended, June 30
	2013	2012	2013	2012
	(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue	$898,104	$872,584	$1,754,898	$1,699,469
Operating expenses:
Salaries, wages and employee benefits	202,757	198,618	409,364	398,753
Operating supplies and expenses	68,136	63,379	128,801	118,421
Fuel	144,377	145,826	296,259	298,829
Purchased transportation	257,471	252,685	502,288	485,887
Rental expense	30,541	26,576	59,792	50,075
Insurance and claims	29,207	26,278	56,978	56,858
Depreciation and amortization of property and equipment	52,527	50,389	102,859	100,783
Amortization of intangibles	4,203	4,215	8,407	8,518
Impairments	--	--	--	1,065
Gain on disposal of property and equipment	(4,681)	(3,478)	(7,035)	(7,868)
Communication and utilities	5,433	5,975	11,525	12,221
Operating taxes and licenses	15,852	15,444	31,392	31,348
Total operating expenses	805,823	785,907	1,600,630	1,554,890
Operating income	92,281	86,677	154,268	144,579
Other (income) expenses:
Interest expense	23,760	29,553	49,334	62,329
Derivative interest expense	532	2,108	1,094	4,653
Interest income	(517)	(439)	(1,090)	(836)
Loss on debt extinguishment	--	1,279	5,044	22,219
Gain on sale of real property	--	--	(6,078)	--
Other	(1,323)	(1,299)	(1,819)	(1,901)
Total other (income) expenses, net	22,452	31,202	46,485	86,464
Income before income taxes	69,829	55,475	107,783	58,115
Income tax expense	26,888	21,776	41,501	18,228
Net income	$42,941	$33,699	$66,282	$39,887
Basic earnings per share	$0.31	$0.24	$0.47	$0.29
Diluted earnings per share	$0.30	$0.24	$0.47	$0.29
Shares used in per share calculations
Basic	139,989	139,522	139,839	139,505
Diluted	141,838	139,640	141,652	139,652

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ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	2011	2013	2012	2011
Diluted earnings per share	$0.30	$0.24	$0.14	$0.47	$0.29	$0.16
Adjusted for:
Income tax expense	0.19	0.16	0.10	0.29	0.13	0.11
Income before income taxes	0.49	0.40	0.24	0.76	0.42	0.28
Non-cash impairments (b)	--	--	--	--	0.01	--
Loss on debt extinguishment (c)	--	0.01	--	0.04	0.16	--
Amortization of certain intangibles (d)	0.03	0.03	0.03	0.06	0.06	0.06
Amortization of unrealized losses on interest rate swaps (e)	--	0.02	0.03	--	0.03	0.06
Adjusted income before income taxes	0.52	0.45	0.29	0.85	0.67	0.40
Provision for income tax expense at effective rate	0.20	0.18	0.11	0.33	0.26	0.16
Adjusted EPS	$0.32	$0.27	$0.18	$0.52	$0.41	$0.24

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For all periods through 2012, we used a normalized tax rate of 39% in our Adjusted EPS calculation due to the amortization of deferred tax assets related to our pre-IPO interest rate swap amortization and other items that we knew would cause fluctuations in our GAAP effective tax rate. Beginning in 2013, these items should no longer result in large variations. Therefore, we will use our GAAP effective tax rate for our Adjusted EPS calculation beginning in 2013. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

(c)
On March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (“2013 Agreement”). The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012 with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement. On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

(d)
Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million, $3.9 million and $4.3 million for the three months ended June 30, 2013, 2012 and 2011, respectively, and $7.8 million, $7.9 million and $8.8 million for the six months ended June 30, 2013, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(e)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $2.1 million and $4.0 million for the three months ended June 30, 2012 and 2011, respectively and $4.7 million and $8.7 million for the six months ended June 30, 2012 and 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

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ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended, June 30,
	2013	2012	2011	2013	2012	2011
	(Amounts in thousands)
Operating revenue	$898,104	$872,584	$850,470	$1,754,898	$1,699,469	$1,609,359
Less: Fuel surcharge revenue	172,723	176,017	178,316	343,009	338,731	316,133
Revenue xFSR	725,381	696,567	672,154	1,411,889	1,360,738	1,293,226

Operating expense	805,823	785,907	777,903	1,600,630	1,554,890	1,490,063
Adjusted for:
Fuel surcharge revenue	(172,723)	(176,017)	(178,316)	(343,009)	(338,731)	(316,133)
Amortization of certain intangibles (b)	(3,912)	(3,923)	(4,326)	(7,824)	(7,934)	(8,761)
Non-cash impairments (c)	--	--	--	--	(1,065)	--
Adjusted operating expense	629,188	605,967	595,261	1,249,797	1,207,160	1,165,169
Adjusted operating income	$96,193	$90,600	$76,893	$162,092	$153,578	$128,057
Adjusted Operating Ratio	86.7%	87.0%	88.6%	88.5%	88.7%	90.1%
Operating Ratio	89.7%	90.1%	91.5%	91.2%	91.5%	92.6%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(c)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

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ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (a)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	2011	2013	2012	2011
	(Amounts in thousands)
Net income	$42,941	$33,699	$19,583	$66,282	$39,887	$22,788
Adjusted for:
Depreciation and amortization of property and equipment	52,527	50,389	51,553	102,859	100,783	101,911
Amortization of intangibles	4,203	4,215	4,617	8,407	8,518	9,344
Interest expense	23,760	29,553	36,631	49,334	62,329	74,132
Derivative interest expense	532	2,108	4,003	1,094	4,653	8,683
Interest income	(517)	(439)	(471)	(1,090)	(836)	(938)
Income tax expense	26,888	21,776	13,485	41,501	18,228	15,806
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$150,334	$141,301	$129,401	$268,387	$233,562	$231,726
Non-cash equity compensation (b)	833	1,466	2,319	1,378	2,733	4,743
Loss on debt extinguishment (c)	--	1,279	--	5,044	22,219	--
Non-cash impairments (d)	--	--	--	--	1,065	--
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$151,167	$144,046	$131,720	$274,809	$259,579	$236,469

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Represents recurring non-cash equity compensation expense following our IPO, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(c)
On March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (“2013 Agreement”). The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012 with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement. On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

(d)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.

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(e)
FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended, June 30,
	2013	2012	2011	2013	2012		2011
	(Amounts in thousands)
Operating revenue:
Truckload	$588,724	$575,193	$611,985	$1,148,319	$1,126,440		$1,155,868
Dedicated	182,651	181,873	154,225	361,877	353,412		291,710
Intermodal	84,375	81,120	54,344	161,700	150,165		101,869
Subtotal	855,750	838,186	820,554	1,671,896	1,630,017		1,549,447
Nonreportable segments (a)	55,131	49,162	46,355	110,423	101,493		90,153
Intersegment eliminations	(12,777)	(14,764)	(16,439)	(27,421)	(32,041)		(30,241)
Consolidated operating revenue	$898,104	$872,584	$850,470	$1,754,898	$1,699,469		$1,609,359

Operating income (loss):
Truckload	$64,614	$67,994	$57,322	$107,017	$114,548		$86,153
Dedicated	24,263	18,515	16,891	43,217	33,022		30,321
Intermodal	753	123	(804)	(1,045)	(3,904	)(b)	(70)
Subtotal	89,630	86,632	73,409	149,189	143,666		116,404
Nonreportable segments (a)	2,651	45	(842)	5,079	913		2,892
Consolidated operating income	$92,281	$86,677	$72,567	$154,268	$144,579		$119,296

Operating Ratio:
Truckload	89.0%	88.2%	90.6%	90.7%	89.8%		92.5%
Dedicated	86.7%	89.8%	89.0%	88.1%	90.7%		89.6%
Intermodal	99.1%	99.8%	101.5%	100.6%	102.6	%(b)	100.1%

Adjusted Operating Ratio (c):
Truckload	86.2%	84.9%	88.0%	88.2%	87.1%		90.6%
Dedicated	83.7%	87.4%	86.4%	85.3%	88.5%		87.4%
Intermodal	98.9%	99.8%	101.9%	100.8%	103.3	%(b)	100.1%

(a)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, Interstate Equipment Leasing (“IEL”), insurance and shop activities.

(b)
During the first quarter of 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio by approximately 210 to 240 basis points for the six months ended June 30, 2012, and increased the Intermodal Adjusted Operating Ratio by approximately 270 to 300 basis points for the six months ended June 30, 2012 respectively, as compared to the first six months of 2011 and 2013.

(c)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.

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OPERATING STATISTICS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended, June 30,
	2013	2012	2011	2013	2012	2011
Operating Statistics by Segment:
Truckload:
Weekly revenue xFSR per tractor	$3,270	$3,169	$3,023	$3,227	$3,098	$2,911
Total loaded miles (a)	274,830	268,905	291,959	536,680	531,454	566,571
Deadhead miles percentage	11.4%	10.9%	10.8%	11.3%	11.1%	11.2%
Average tractors available for dispatch:
Company	7,733	7,599	8,588	7,613	7,641	8,634
Owner-Operator	3,288	3,351	3,522	3,290	3,352	3,498
Total	11,021	10,950	12,110	10,903	10,993	12,132

Dedicated:
Weekly revenue xFSR per tractor	$3,396	$3,355	$3,376	$3,391	$3,363	$3,344
Average tractors available for dispatch:
Company	2,735	2,717	2,328	2,709	2,627	2,274
Owner-Operator	632	664	510	638	666	505
Total	3,367	3,381	2,838	3,347	3,293	2,779

Intermodal:
Average tractors available for dispatch:
Company	267	283	225	265	277	210
Owner-Operator	29	--	--	24	--	--
Total	296	283	225	289	277	210
Load Count	36,912	35,694	24,303	70,607	66,404	47,088
Average Container Count	8,717	6,489	5,393	8,717	6,403	5,168

(a) Total loaded miles presented in thousands.

	As of
	June 30, 2013	December 31, 2012	June 30, 2012
Consolidated Total Equipment:
Tractors:
Company
Owned	6,108	5,431	6,158
Leased – capital leases	2,463	2,328	2,248
Leased – operating leases	3,661	3,516	3,443
Total company tractors	12,232	11,275	11,849
Owner-operator
Financed through the Company	3,092	3,020	3,051
Other	960	936	975
Total owner-operator tractors	4,052	3,956	4,026
Total tractors	16,284	15,231	15,875
Trailers	52,182	52,841	51,641
Containers	8,717	8,717	6,783

18

ADJUSTED OPERATING INCOME AND OPERATING RATIO
RECONCILIATION BY SEGMENT (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

	Three Months Ended June 30,			Six Months Ended, June 30,
	2013	2012	2011	2013	2012	2011
	(Amounts in thousands)
Truckload:
Operating revenue	$588,724	$575,193	$611,985	$1,148,319	$1,126,440	$1,155,868
Less: Fuel surcharge revenue	120,144	124,059	136,054	238,483	240,925	242,697
Revenue xFSR	468,580	451,134	475,931	909,836	885,515	913,171

Operating expense	524,110	507,199	554,663	1,041,302	1,011,892	1,069,715
Adjusted for:
Fuel surcharge revenue	(120,144)	(124,059)	(136,054)	(238,483)	(240,925)	(242,697)
Adjusted operating expense	403,966	383,140	418,609	802,819	770,967	827,018
Adjusted operating income	$64,614	$67,994	$57,322	$107,017	$114,548	$86,153
Adjusted Operating Ratio	86.2%	84.9%	88.0%	88.2%	87.1%	90.6%
Operating Ratio	89.0%	88.2%	90.6%	90.7%	89.8%	92.5%

Dedicated:
Operating revenue	$182,651	$181,873	$154,225	$361,877	$353,412	$291,710
Less: Fuel surcharge revenue	33,998	34,415	29,679	68,431	65,546	51,388
Revenue xFSR	148,653	147,458	124,546	293,446	287,866	240,322

Operating expense	158,388	163,358	137,334	318,660	320,390	261,389
Adjusted for:
Fuel surcharge revenue	(33,998)	(34,415)	(29,679)	(68,431)	(65,546)	(51,388)
Adjusted operating expense	124,390	128,943	107,655	250,229	254,844	210,001
Adjusted operating income	$24,263	$18,515	$16,891	$43,217	$33,022	$30,321
Adjusted Operating Ratio	83.7%	87.4%	86.4%	85.3%	88.5%	87.4%
Operating Ratio	86.7%	89.8%	89.0%	88.1%	90.7%	89.6%

Intermodal:
Operating revenue	$84,375	$81,120	$54,344	$161,700	$150,165	$101,869
Less: Fuel surcharge revenue	17,525	17,278	12,320	34,265	31,745	21,720
Revenue xFSR	66,850	63,842	42,024	127,435	118,420	80,149

Operating expense	83,622	80,997	55,148	162,745	154,069	101,939
Adjusted for:
Fuel surcharge revenue	(17,525)	(17,278)	(12,320)	(34,265)	(31,745)	(21,720)
Adjusted operating expense	66,097	63,719	42,828	128,480	122,324	80,219
Adjusted operating (loss) income	$753	$123	$(804)	$(1,045)	$(3,904)	$(70)
Adjusted Operating Ratio	98.9%	99.8%	101.9%	100.8%	103.3%	100.1%
Operating Ratio	99.1%	99.8%	101.5%	100.6%	102.6%	100.1%

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CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF JUNE 30, 2013 AND DECEMBER 31, 2012
(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,510	$53,596
Restricted cash	42,694	51,678
Restricted investments, held to maturity, amortized cost	26,955	22,275
Accounts receivable, net	360,730	338,724
Equipment sales receivable	815	563
Income tax refund receivable	8,424	10,046
Inventories and supplies	15,744	15,678
Assets held for sale	16,752	31,544
Prepaid taxes, licenses, insurance and other	47,143	47,241
Deferred income taxes	45,688	98,235
Current portion of notes receivable	4,692	4,957

Total current assets	613,147	674,537

Property and equipment, at cost:
Revenue and service equipment	1,864,475	1,740,456
Land	115,672	112,587
Facilities and improvements	237,527	234,996
Furniture and office equipment	47,697	43,578

Total property and equipment	2,265,371	2,131,617
Less: accumulated depreciation and amortization	864,903	819,803

Net property and equipment	1,400,468	1,311,814
Other assets	50,700	59,010
Intangible assets, net	325,154	333,561
Goodwill	253,256	253,256

Total assets	$2,642,725	$2,632,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,582	$103,070
Accrued liabilities	99,972	96,439
Current portion of claims accruals	80,567	74,070
Current portion of long-term debt and obligations under capital leases (1)	62,810	47,495
Fair value of guarantees	366	366
Current portion of fair value of interest rate swaps	3,993	1,853

Total current liabilities	370,290	323,293

Long-term debt and obligations under capital leases (1)	1,263,682	1,323,539
Claims accruals, less current portion	105,232	98,919
Fair value of interest rate swaps, less current portion	8,804	11,159

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Deferred income taxes	425,716	441,157
Securitization of accounts receivable	165,000	204,000

Total liabilities	2,338,724	2,402,067

Stockholders' equity:
Class A common stock	876	871
Class B common stock	525	525
Additional paid-in capital	903,626	896,575
Accumulated deficit	(593,886)	(660,168)
Accumulated other comprehensive loss	(7,342)	(7,894)
Noncontrolling interests	202	202

Total stockholders' equity	304,001	230,111
Total liabilities and stockholders' equity	$2,642,725	$2,632,178

Notes to Selected Consolidated Balance Sheet Data:

(1)
On March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (the “2013 Agreement”) replacing our previous Amended and Restated Credit Agreement dated March 6, 2012 (the “2012 Agreement”). The 2013 Agreement replaced the previous first lien term loan B-1 and B-2 tranches with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. In addition, the 2013 Agreement reduced the interest rate applicable to the first lien term loan B-1 tranche to the LIBOR rate plus 2.75% with no LIBOR floor, down from LIBOR plus 3.75% with no LIBOR floor, and reduced the interest rate applicable to the first lien term loan B-2 tranche to the LIBOR rate plus 3.00% with a 1.00% LIBOR floor, down from LIBOR plus 3.75% with a 1.25% LIBOR floor. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the then-existing first lien term loan B-1 and B-2 tranches.

Total debt and capital lease obligations as of June 30, 2013 includes $238.0 million net carrying value of first lien term loan B-1 tranche, $410.0 million net carrying value of the first lien term loan B-2 tranche, $493.2 million net carrying value of senior second priority secured notes, and $185.3 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2012 includes $157.1 million net carrying value of the first lien term loan B-1 tranche, $575.6 million net carrying value of the first lien term loan B-2 tranche, $492.6 million net carrying value of senior second priority secured notes, and $145.7 million of other secured indebtedness and capital lease obligations.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$66,282	$39,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	111,266	109,301
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	1,868	7,645
Gain on disposal of property and equipment less write-off of totaled tractors	(6,629)	(7,166)
Gain on sale of real property	(6,078)	--
Impairment of property and equipment, notes receivable and other assets	--	1,065
Equity losses of investee	655	358
Deferred income taxes	36,731	12,100
Provision for allowance for losses on accounts receivable	1,609	1,013
Non-cash equity compensation	1,378	2,725
Loss on debt extinguishment	5,044	21,267
Income effect of mark-to-market adjustment of interest rate swaps	82	--
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(23,615)	(25,869)
Inventories and supplies	(67)	(371)
Prepaid expenses and other current assets	3,663	1,772
Other assets	4,799	(2,384)
Accounts payable, accrued and other liabilities	23,355	4,507
Net cash provided by operating activities	220,343	165,850

Cash flows from investing activities:
Decrease in restricted cash	8,984	14,556
Change in restricted investments	(4,680)	(14,612)
Funding of note receivable	--	(7,500)
Proceeds from sale of property and equipment	35,222	57,240
Capital expenditures	(150,383)	(131,102)
Payments received on notes receivable	2,074	3,202
Expenditures on assets held for sale	(1,614)	(2,223)
Payments received on assets held for sale	22,773	10,340
Payments received on equipment sale receivables	644	5,496
Other investing activities	--	(500)
Net cash used in investing activities	(86,980)	(65,103)

Cash flows from financing activities:
Repayment of long-term debt and capital leases	(115,472)	(171,433)
Borrowings under accounts receivable securitization	80,000	174,000
Repayment of accounts receivable securitization	(119,000)	(151,000)
Proceeds from long-term debt	7,528	10,000
Payment of deferred loan costs	(2,183)	(9,009)
Other financing activities	5,678	126
Net cash used in financing activities	(143,449)	(147,316)
Decrease in cash and cash equivalents	(10,086)	(46,569)
Cash and cash equivalents at beginning of period	53,596	82,084
Cash and cash equivalents at end of period	$43,510	$35,515

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Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$47,192	$64,608
Income taxes	$4,794	$6,917

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$896	$1,751
Equipment purchase accrual	$28,230	$16,500
Notes receivable from sale of assets	$1,577	$1,319
Non-cash financing activities:
Capital lease additions	$58,984	$19,531
Accrued deferred loan costs	$--	$242

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